                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                           CULLEN/FROST BANKERS, INC.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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
                       [CULLEN/FROST BANKERS, INC. LOGO]

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                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 16, 1995
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To the Shareholders of
CULLEN/FROST BANKERS, INC.:

     The Annual Meeting of Shareholders of Cullen/Frost Bankers, Inc. ("Cullen/Frost") will be held in the Commanders Room at The Frost National Bank, 100 West Houston Street, San Antonio, Texas, on Tuesday, May 16, 1995, at 10:00 a.m., San Antonio time, for the following purposes:

          1. To elect 21 directors to serve during the ensuing year or until their successors are elected and have qualified;

          2. To consider and vote upon the selection of Ernst & Young LLP to act as independent auditors of Cullen/Frost for the fiscal year that commenced January 1, 1995, and

          3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on March 24, 1995, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

     HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES MUST BE PRESENT EITHER IN PERSON OR BY PROXY IN ORDER TO HOLD THE MEETING. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE PROMPTLY MARK, SIGN, DATE, AND MAIL THE ENCLOSED PROXY IN THE POSTAGE PREPAID ENVELOPE PROVIDED FOR THIS PURPOSE.

     All shareholders are cordially invited to attend the annual meeting.

                                          By Order of the Board of Directors

                                          /s/ DIANE JACK
                                          ----------------------------------
                                          DIANE JACK
                                          Corporate Secretary

Dated: April 3, 1995

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
                        [CULLEN/FROST BANKERS,INC. LOGO]

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             PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 16, 1995
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                      SOLICITATION AND REVOCATION OF PROXY

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Cullen/Frost Bankers, Inc. ("Cullen/Frost" or the "Company") of proxies to be used at the Annual Meeting of Shareholders. The meeting is scheduled to be held on May 16, 1995, in accordance with the attached notice. This Proxy Statement and the accompanying proxy card are being mailed to shareholders beginning on or about April 3, 1995.

     Cullen/Frost will bear the cost of solicitation of proxies for the Annual Meeting. In addition to solicitation by mail, the directors, officers and employees of Cullen/Frost may solicit proxies by telephone, telegram or in person. Cullen/Frost also has retained Georgeson & Co., Inc. to assist in the solicitation of proxies, for a fee of approximately $6,500 plus out-of-pocket expenses. Brokers, nominees, fiduciaries and other custodians have been requested to forward proxy soliciting material to the beneficial owners of Cullen/Frost Common Stock, and Cullen/Frost will reimburse them for their out-of-pocket expenses.

     All shares of Cullen/Frost Common Stock represented by properly executed proxies, if returned in time, will be voted at the meeting in accordance with the instructions indicated thereon. If no direction is given, proxies will be voted for the election as directors of the nominees referred to in Item 1 of the Proxy Statement; in favor of the proposal described in Item 2 of it, and in the discretion of persons named on the proxy in connection with any other business that may properly come before the meeting. Shares represented by properly executed proxies, if returned in time, will be counted for purposes of determining the number of shares present and voted at the meeting, even if authority to vote on any particular matter is withheld. A shareholder may revoke a proxy at any time before it is voted by delivering a written revocation notice at the Company's principal executive office to the Secretary of Cullen/Frost, Ms. Diane Jack, 100 West Houston Street, San Antonio, Texas 78205. A shareholder who attends the meeting may vote by ballot at the meeting if desired, and such vote will cancel any proxy vote previously given.

                              VOTING OF SECURITIES

     The only class of voting securities of Cullen/Frost outstanding and entitled to vote at the meeting is Common Stock, par value $5.00 per share. On March 24, 1995, the record date for determining shareholders of Cullen/Frost entitled to vote at the meeting, there were outstanding 11,136,987 shares of Common Stock, each entitled to one vote. Action to be taken on the above items will be determined by a majority of the shares of Common Stock present and voted. Proxies which are marked "abstain" will not be counted in determining whether a majority vote was obtained.

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                                        1

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                             ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

     A total of 21 directors are to be elected at the Annual Meeting of Shareholders, each to hold office until the next Annual Meeting or until his successor is elected and qualified. Unless otherwise indicated, the proxies will be voted for the election of the nominees listed below. Although Cullen/Frost management does not contemplate that any nominee will be unable to serve, if such a situation arises prior to or at the meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment unless otherwise instructed. All nominees are currently members of the Board.

     Below is biographical information about each nominee, including his age, recent business experience and/or position with the Company. Also included is information on the nominees' ownership of Cullen/Frost Common stock.

                                                                             SHARES OWNED(1)
                                                                        --------------------------
                                                                          AMOUNT AND
                                                                            NATURE
                                                               DIRECTOR  OF BENEFICIAL     PERCENT
         NOMINEE           AGE        PRINCIPAL OCCUPATION       SINCE     OWNERSHIP       OF CLASS
- - - -------------------------  ---   ------------------------------  ----   --------------    --------
Isaac Arnold, Jr. .......   59   Oil, real estate, investments   1977        25,178(5)       .23

Royce S. Caldwell........   56   President and CEO Southwestern  1994           200          .00
                                 Bell Telephone Company

Ruben R. Cardenas........   64   Attorney, Cardenas, Whitis &    1995           500(6)       .00
                                 Stephen, L.L.P

Henry E. Catto...........   64   Partner, Catto & Catto          1993         5,000          .04
                                 Insurance Agency; former
                                 Director, U.S. Information
                                 Agency; former U.S. Ambassador
                                 to Great Britain, and former
                                 Vice Chairman, H&C
                                 Communications

Harry H. Cullen..........   59   Oil, real estate, investments   1993(2)     70,986(7)       .64

Roy H. Cullen............   65   Oil, real estate, investments   1977        28,549(8)       .26

Richard W. Evans, Jr. ...   48   Chief Banking Officer of        1993        43,509(9)       .39
                                 Cullen/Frost; Chairman of the
                                 Board and Chief Executive
                                 Officer of Frost National
                                 Bank, a Cullen/Frost
                                 Subsidiary

W. N. Finnegan, III......   69   Attorney; former President, R.  1977        11,013          .12
                                 E. Smith Interests, Inc.

Joseph H. Frost..........   54   Investments                     1980        39,696          .36

T. C. Frost..............   67   Chairman of the Board and       1966       344,566(9)      3.09
                                 Chief Executive Officer of
                                 Cullen/Frost

James W. Gorman, Jr......   64   Oil, real estate, and           1987         6,000          .05
                                 investments

James L. Hayne...........   61   Managing partner of Catto &     1977         4,899          .04
                                 Catto (insurance agency)

                                             (Table continued on following page)

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                                        2

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
                                                                               SHARES OWNED(1)
                                                                          --------------------------
                                                                           AMOUNT AND
                                                                             NATURE
                                                               DIRECTOR   OF BENEFICIAL     PERCENT
         NOMINEE           AGE        PRINCIPAL OCCUPATION       SINCE      OWNERSHIP       OF CLASS
- - - -------------------------  ---   ----------------------------  --------   --------------    --------
Harris L. Kempner,
  Jr. ...................   55   President of Kempner Capital    1983        73,557(10)      .66
                                 Management, Inc. (money
                                 management services) and
                                 Chairman Emeritus of the Board
                                 of United States National Bank
                                 of Galveston ("United States
                                 National Bank", a Cullen/Frost
                                 subsidiary)

Richard M. Kleberg,
  III....................   52   Investments                     1992         1,100          .01

Quincy Lee...............   79   Real estate development and     1974(3)        256          .00
                                 investments

Robert S. McClane........   55   President and Chief             1985        46,986(9)       .42
                                 Administrative Officer of
                                 Cullen/Frost

J. Gordon Muir, Jr.......   53   Vice Chairman of Cullen/Frost   1979        20,855(9)       .19

William B. Osborn, Jr....   75   Oil and gas producer            1977         5,562          .05

Robert G. Pope...........   59   Former Vice Chairman of         1993           500          .00
                                 Southwestern Bell Corporation;
                                 former President and Chief
                                 Executive Officer of
                                 Southwestern Bell Telephone
                                 Company; former Director,
                                 Boatmen's Bancshares

Herman J. Richter........   77   Former Chairman of the Board    1978(4)     10,723(11)      .10
                                 of Richter's Bakery (wholesale
                                 bakery)

Curtis Vaughan, Jr. .....   67   Chairman of the Board of        1980         6,698          .06
                                 Vaughan & Sons, Inc.
                                 (manufacturer and distributor
                                 of building materials and real
                                 estate development)

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 (1) Unless otherwise indicated, beneficial ownership is as of December 31,
     1994, and the owners have sole voting and investment power for the shares of Cullen/Frost Common Stock reported. Beneficial ownership includes shares which the individual had a right to acquire pursuant to employee stock options exercisable within sixty (60) days from December 31, 1994, as follows -- Mr. T. C. Frost 20,862, Mr. McClane 13,868, Mr. Evans 10,318, and Mr. Muir 8,297. The number of shares of Cullen/Frost Common Stock beneficially owned by all directors, nominees and named executive officers as a group is disclosed on page 13 of this Proxy Statement.

 (2) Also served as a director of Cullen Bank, a former Cullen/Frost subsidiary, from 1969 to 1993.

 (3) Also served as a director from 1968 to 1972.

 (4) Also served as a director from 1971 to 1972.

 (5) Includes 21,186 shares for which Mr. Arnold has shared voting and investment power with others.

 (6) Beneficial ownership is as of February 7, 1995.

                                             (Notes continued on following page)

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                                        3

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 (7) Includes 26,532 shares for which Mr. Harry Cullen has shared voting and investment power with Mr. Roy Cullen and others.

 (8) Includes 26,532 shares for which Mr. Roy Cullen has shared voting and investment power with Mr. Harry Cullen and others. Also includes 1,304 shares for which Mr. Roy Cullen has shared voting and shared investment power with others.

 (9) Includes the following shares allocated under the 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc., for which the beneficial owners have sole voting but no investment power -- Mr. T. C. Frost 9,543, Mr. McClane 5,706, Mr. Evans 6,665, and Mr. Muir 5,342. In addition, the number of shares reported for Mr. T. C. Frost includes 13,296 shares held in the Pat and Tom Frost Foundation Trust for which Mr. T. C. Frost disclaims beneficial ownership.

(10) Includes 73,557 shares for which Mr. Kempner, Jr. has shared voting and investment power with others.

(11) Includes 5,162 shares for which Mr. Richter has shared voting and investment power with others.

     Except for the relationships noted in the preceding table or below, no nominee has had any other principal occupation or employment with Cullen/Frost or any of its subsidiaries within the last five years. Each nominee has been engaged in the above principal occupations for at least five years.

     The following are directorships held by nominees in companies (other than Cullen/Frost) with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or registered as an investment company under the Investment Company Act of 1940, as amended; Mr. Arnold -- Nuevo Energy Company; Mr. Cardenas -- SBC Communications Inc.; Mr. Harry Cullen -- Pennzoil Co.; Mr.
T. C. Frost -- SBC Communications Inc.; Mr. Kempner, Jr. -- American Indemnity Financial Corporation, Imperial Holly Corporation and Texas-New Mexico Power Company; and Mr. Kleberg -- Abraxas Petroleum Corporation.

     Each Cullen/Frost director is scheduled to serve as such until the next Annual Meeting of Shareholders or until his successor is elected and qualified. There are no arrangements or understandings between any nominee or director of Cullen/Frost and any other person pursuant to which he was or is to be selected as a director nominee.

     The only family relationships among the directors or executive officers of Cullen/Frost which are first cousin or closer are those of Mr. Henry Catto and Mrs. James L. Hayne, who are first cousins; Messrs. Harry Cullen and Roy Cullen who are brothers; and the Cullen brothers and Mr. Arnold who are first cousins.

                GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

     The Cullen/Frost Board of Directors has four regularly scheduled, quarterly meetings each year. The Board has Executive, Audit, Compensation and Benefits, and Strategic Planning Committees. The Committees' functions and current members are:

     Executive Committee: This Committee acts for the Board of Directors between meetings of the Board, except to the extent limited by resolutions of the Board, by the Bylaws of Cullen/Frost or Texas law. Current members are T. C. Frost, Robert S. McClane, and Richard W. Evans, Jr.

     Audit Committee: The Audit Committee is composed of outside (non-employee) directors. It reviews the scope and results of the annual audit by the independent auditors Ernst & Young LLP, and it also reviews their performance of non-audit services and considers whether the performance of such services will have any effect on their independence. The Committee recommends its choice for independent auditors to the Board of Directors. The Committee also monitors regulatory examinations, the level of criticized assets, adequacy of loan loss reserves, and the reports of internal audit and loan review at each subsidiary of Cullen/Frost. It also reviews the financial reporting practices and the internal audit, loan review, compliance, and appraisal functions for Cullen/Frost. Current members are Isaac Arnold, Jr., Royce S. Caldwell, W. N. Finnegan, III, Richard M. Kleberg, III, and Herman Richter.

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                                        4

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     Compensation and Benefits Committee: The Compensation and Benefits
Committee is composed of outside (non-employee) directors. It makes recommendations to the Board of Directors about compensation for certain officers of Cullen/Frost. (See the "Board Compensation and Benefits Committee Report on Executive Annual Compensation" below). In addition, to ensure consistent administration of company-wide employee benefit plans, the Committee functions as the administrative committee of (i) the Retirement Plan, (ii) the 1983 and 1988 Non-qualified Stock Option Plans, (iii) the Restricted Stock Plan,
(iv) the 401(k) Stock Purchase Plan, (v) the 1991 Stock Purchase Plan, and (vi) the 1992 Stock Plan, (vii) the Pre-Tax Benefit Plan, (viii) the Group Medical and Life Insurance Plan. Current members are Roy H. Cullen, James W. Gorman, Jr., and Curtis Vaughan, Jr., John C. Korbell, an Advisory Director of Cullen/Frost, also serves as an Advisory Director to the Compensation and Benefits Committee.

     Strategic Planning Committee: The Strategic Planning Committee was appointed to analyze strategic directions for Cullen/Frost in light of competitive conditions, to monitor the corporate mission statement and capital planning, and to review short- and long-term goals. Current members are T. C. Frost, Isaac Arnold, Jr., Harris L. Kempner, Jr., Quincy Lee, and Curtis Vaughan, Jr.

     Directors' fees are paid by Cullen/Frost on the basis of an annual retainer of $6,000 per calendar year, plus $750 for each meeting attended. Cullen/Frost also pays a fee of $750 per director for participation in any meeting of a committee to which he has been appointed, except for the Chairman of the Audit Committee, who receives $1,500 for each Audit Committee meeting he attends. Directors of Cullen/Frost who also are officers of Cullen/Frost or any of its subsidiaries receive no fees for serving on the Board of Directors or any of its committees.

     During 1994, there were six meetings of the Board of Directors, three meetings of the Executive Committee, four meetings of the Audit Committee, four meetings of the Compensation and Benefits Committee, and four meetings of the Strategic Planning Committee. During 1994, all of the directors attended at least 75 percent of the aggregate of the meetings of the Board of Directors and the committees on which they served except for Messrs. Isaac Arnold, Jr., Joseph Frost, and Herman Richter.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

1. BOARD COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Benefits Committee of the Board of Directors (the "Committee") is committed to maintaining compensation programs for the Company's executive officers which further the Company's mission. We, therefore, adhere to the following compensation policies which are intended to facilitate the achievement of the Company's business strategies:

     - Compensation levels for each element of pay should be targeted at rates that are reflective of the median levels of current market practices prevalent in comparable financial organizations. Offering market-comparable pay opportunities allows the Company to attract and maintain a stable, successful management team.

     - Executives' total compensation packages should strengthen the relationship between pay and performance with variable, at-risk compensation that is dependent upon the level of success in meeting specified Company and individual performance goals.

     - Ownership of the Company's Common Stock by executives should be encouraged to further align executives' interests with those of shareholders and the Company and to promote a continuing focus on building profitability and shareholder value.

     - Sustained superior performance by individual executives over a period of years, including actions to increase revenues, reduce expenses, enhance service and product quality, improve market share and thereby enhancing shareholder value, should be rewarded.

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                                        5

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     To preserve objectivity in the achievement of its goals, the Committee is comprised of three independent, non-employee directors and one independent, non-employee advisory director. It is the Committee's overall goal to develop compensation policies that are consistent with and linked to strategic business objectives and Company values. The Committee approves the design of, assesses the effectiveness of, and administers compensation programs in support of compensation policies. The Committee also reviews all salary arrangements and other remuneration for a group of senior executives, including all those named in the Summary Compensation table on page 9.

     Each year a comprehensive analysis of competitive market data is provided by an independent compensation consultant engaged by, and responsible to, the Committee. The data provided compares the Company's compensation practices and programs to a group of comparator companies. This group of comparator companies is comprised of companies who have business operations, total assets, market capitalizations, and lines of business similar to those of the Company.

     The Committee reviews the selection of companies used for compensation comparison purposes.

     These comparator companies include, but are not limited to, the companies included in the Standard & Poor's (S&P's) Major Regional Bank Index. The Committee has chosen not to use the S&P's Major Regional Bank Index as its comparator group for compensation purposes since detailed data for all senior executives at the banks comprising the index is not available. The S&P's Major Regional Bank Index was used for comparison of total shareholder return shown in the Performance Graph on page 14.

     The key elements of the Company's executive compensation are base salary, annual incentives, and long-term compensation. These key elements are addressed separately below. In determining compensation, the Committee considers all elements of an executive's total compensation package, including severance plans, insurance, and other benefits.

BASE SALARIES

     Base salaries constituted approximately 66% of total executive compensation for 1994. The Committee believes that the demonstration of superior abilities and performance by individual employees should be rewarded, in part, through salary reviews. The Committee reviews the base salary of each of the five highest-paid executives on an annual basis.

     Base salaries may be adjusted after an evaluation of each executive's performance in conjunction with a review of the median base pay received by other individuals holding similar positions in the Company's comparator group. Following the determination of the market-based pay, each officer's individual performance, achievements, and contributions to the growth of the Company are evaluated subjectively in determining the individual's salary. Finally, the overall performance and needs of the Company are examined and salaries may be adjusted in response to the need to attract and retain appropriate officers. The Company places no specific weights on the factors used in determining base salary levels.

     Based on the factors listed above, base salaries approximated median market levels of comparator companies in 1994, and merit increases were made at a rate comparable to the increases provided at other companies.

     Effective July 1, 1994, Mr. Frost activated his retirement benefits while continuing as Chief Executive Officer of the Company. Accordingly, his base salary was reduced from $400,000 to $140,000. In determining Mr. Frost's base salary for 1995, the Committee considered the Company's overall financial performance for the year, Mr. Frost's individual performance and long-term contributions to the success of the Company, and base salaries of CEOs at comparator companies. The Committee elected to maintain Mr. Frost's base salary level of $140,000 which, in conjunction with his retirement income, results in a comparable competitive level of base pay.

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                                        6

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ANNUAL INCENTIVES

     Beginning in 1994, the Company maintained a formal annual incentive plan for executives. Annual incentive payments accounted for approximately 16% of total compensation earned by executives in 1994. The purpose of the annual incentive program is to promote and reward teamwork as measured by overall corporate performance while recognizing individual contributions. Overall company financial performance determines the opportunity for a bonus payment, if any, while business unit and individual contribution as measured by the Committee determines the actual award level.

     Based on competitive target incentives at comparator companies, the Committee determined target incentives by position and initiated a three-year phase-in to these levels. It is the intention of the Committee to gradually increase the targets to competitive levels. The Company must achieve a predetermined budget or target level of financial performance before any bonuses are paid out. No bonus pool is established if performance is below the targeted level, and only the target bonus is paid for performance at or above the targeted level. The Committee has the authority to adjust results as measured against financial objectives up or down by 20 percent.

     The annual incentive target established for Mr. Frost is based on his previous base salary of $400,000, which approximates the median base salary of CEOs at comparable companies. In determining the annual incentive payment for Mr. Frost for 1994, the Committee reviewed the financial results for the year and determined that the budget level of performance, as measured by net income, had been exceeded. The Committee then considered his leadership and contributions to the success of the Company. They also took into account the fact that his base salary did not increase for 1995, and awarded Mr. Frost a bonus of $150,000.

     All other proxy reported officers were awarded their targeted bonuses.

LONG-TERM INCENTIVES

     The Committee believes that executive compensation should be dependent upon the performance of the Company as a whole, as well as the performance of individual executives. Long-term incentives are provided pursuant to the Company's 1992 Stock Plan approved by the shareholders.

     In keeping with the Company's commitment to provide a total compensation package which includes at-risk components of pay, long-term incentives constituted approximately 18% of an executive's total compensation package in 1994.

     When awarding long-term incentives, the Committee considers executives' levels of responsibility, prior experience, individual performance, and compensation practices at comparator companies. The Committee's objective is to provide executives with targeted long-term incentive award opportunities that approximate median levels at comparator companies. Current stock holdings and the magnitude of outstanding long-term incentives are not considered in making current awards.

STOCK OPTIONS

     Non-qualified stock options are granted at an option price not less than the fair market value of the Common Stock on the date of grant. Accordingly, the value of stock options is tied to appreciation in the stock price from the date the options are granted. This design focuses executives on the creation of shareholder value over the long term and encourages equity ownership in the Company. Stock options are used as the primary long-term incentive vehicle.

     The size of stock option grants is determined based on a percentage of annualized base salary. The size of the award can be adjusted based on the Committee's subjective valuation of individual factors and historical award data. The Compensation and Benefits Committee's objective is to deliver a competitive award

- - - --------------------------------------------------------------------------------

- - - --------------------------------------------------------------------------------

opportunity based on the dollar value of the award granted. As a result, the number of stock options awarded varies from year to year and is dependent on the stock price on the date of grant.

     In 1994, Mr. Frost received options to purchase 27,500 shares with an exercise price of $36.25 as is detailed in the table on page 10. The grant approximated the median level of comparator companies. Without giving effect to such grants, Mr. Frost now has beneficial ownership of 344,566 shares of the Company's common stock which includes 20,862 shares for which he has a right to receive pursuant to presently exercisable employee stock options. With the 1994 grant, Mr. Frost holds options to purchase an additional 78,501 shares. Mr. Frost's stock option grant was in keeping with the Committee's intent to place emphasis on long-term compensation which is tied directly to the success of the Company and, correspondingly, that of shareholders.

RESTRICTED STOCK

     Restricted stock provides executives with an immediate link to shareholder interests and, due to vesting requirements, enhances the Company's ability to maintain a stable executive team, focused on the Company's long-term success. The Company has historically granted restricted stock every other year and plans to continue this policy.

     In 1994, the Company did not grant any restricted stock to any proxy-reported officers.

TAXATION PHILOSOPHY

     Recently enacted Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers unless the compensation is performance-based. One condition to qualify compensation as performance-based is to establish the amount of the award on an objective formula that precludes any discretion.

     The Committee continues to carefully review the impact of this new tax code provision on the Company's incentive plans and has determined that Section 162(m) is currently inapplicable because no named executive officer receives compensation in excess of $1 million. The Committee also believes it is the Company's and shareholders' best interests to retain the discretionary evaluation of individual performance as provided in the annual incentive plan.

CONCLUSION

     The Committee believes these executive compensation policies and programs serve the interests of shareholders and the Company effectively and that the various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future successes, thereby enhancing the value of the Company for the shareholders' benefit.

     The Committee will continue to monitor the effectiveness of the Company's total compensation program to meet the current needs of the Company.

                    Roy H. Cullen
                    James W. Gorman, Jr.
                    John C. Korbell (Advisory Director)
                    Curtis Vaughan, Jr.

- - - --------------------------------------------------------------------------------

- - - --------------------------------------------------------------------------------

2. COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS.

     During 1994, Frost National Bank, a subsidiary bank of Cullen/Frost, had customary business and banking transactions, with Mr. Roy H. Cullen, a Company director serving on the Compensation and Benefits Committee. The transaction was as follows:

        The principal offices of Frost National Bank's Cullen Center branch are leased on a long-term basis from Cullen Center, Inc., and its motor bank and convenience center are leased on a long-term basis from Dresser-Cullen Venture, a Texas joint venture. During 1994, lease payments of $1,485,379 and $185,421 were made to Cullen Center, Inc. and Dresser-Cullen Venture, respectively. Cullen Center, Inc. is a 50 percent participant in Dresser-Cullen Venture. Mr. Roy Cullen, a Cullen/Frost director, owns capital stock of approximately 13 percent in Cullen Center, Inc.

     The foregoing transactions were on substantially the same terms as those prevailing at the time for comparable transactions with other persons and did not present unfavorable features. Additional transactions in the future may be expected to take place with the subsidiary banks in the ordinary course of business.

     Also, a loan originally established in the ordinary course of business with a subsidiary bank and related to a director has subsequently been reclassified as other assets. Summit Joint Venture II, of which Mr. Vaughan, a Cullen/Frost director, is a limited partner, has debt to Frost National Bank which was originated to finance the purchase and development of real estate. The largest amount outstanding during 1994 was $3,239,218, and the balance was $1,727,956 as of January 3, 1995. Interest charged is dependent upon debt repayment amounts. Debt repayment is based on asset sales during the year.

     In the opinion of management all of the above described transactions were effected on terms comparable to those available to unaffiliated parties.

3. SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     Shown below is information about annual and long-term compensation for the past three fiscal years for services in all capacities to Cullen/Frost and its subsidiaries of the Chief Executive Officer and the other four most highly compensated executive officers (the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM COMPENSATION
                                                                                        ------------------------------------
                                                         ANNUAL COMPENSATION                         SECURITIES
                                                -------------------------------------                UNDERLYING
                                                                           OTHER        RESTRICTED     OPTIONS     ALL OTHER
                                                                          ANNUAL          STOCK         /SARS       COMPEN-
      NAME AND PRINCIPAL POSITION        YEAR    SALARY     BONUS     COMPENSATION(1)   AWARDS(2)    (SHARES)(3)   SATION(4)
- - - ---------------------------------------  ----   --------   --------   ---------------   ----------   -----------   ---------
T. C. Frost                              1994   $270,000   $150,000       $31,274        $      0       27,500      $71,912
Chairman and CEO of                      1993   $400,000   $      0       $10,570        $ 55,380       14,300      $56,976
Cullen/Frost                             1992   $372,917   $      0       $10,876        $      0        8,706      $55,351

Robert S. McClane                        1994   $283,333   $ 75,000       $10,312        $      0       15,000      $24,897
President and Chief Administrative       1993   $280,000   $ 30,000       $ 6,389        $ 39,050        9,300      $21,983
Officer of Cullen/Frost                  1992   $247,917   $      0       $ 6,152        $      0        6,204      $19,478

Richard W. Evans, Jr.                    1994   $283,333   $ 75,000       $11,504        $      0       15,000      $20,274
Chief Banking Officer of Cullen/Frost    1993   $257,083   $ 30,000       $ 5,647        $ 39,050        9,300      $18,435
Chairman and CEO of Frost Bank           1992   $226,250   $      0       $ 5,393        $      0        4,191      $16,244

J. Gordon Muir, Jr.                      1994   $220,000   $      0       $ 6,203        $      0            0      $17,284
Vice Chairman of Cullen/Frost            1993   $220,000   $      0       $ 4,574        $      0        2,500      $17,285
                                         1992   $203,333   $ 20,000       $ 5,333        $      0        2,541      $17,180

Phillip D. Green                         1994   $151,667   $ 32,000       $ 3,281        $      0        6,000      $10,330
Executive Vice President and Treasurer   1993   $150,000   $ 15,000       $ 2,305        $ 15,620        3,180      $ 9,920
of Cullen/Frost                          1992   $133,333   $      0       $ 2,420        $      0        1,980      $ 8,850

                                                       (Notes on following page)

- - - --------------------------------------------------------------------------------

- - - --------------------------------------------------------------------------------

- - - ---------------
(1) Represents reimbursement for income taxes on contributions to Cullen/Frost's 1991 Thrift Incentive Stock Purchase Plan (1991 Thrift Plan). The 1991 Thrift Plan provides a comparable benefit to the Company's 401(k) Plan for all employees whose participation in the 401(k) is limited by the IRS rules (approximately 90 employees in 1994). Mr. Frost's values also include $21,565 to reimburse him for Medicare and income taxes on life insurance premiums paid for by the Company.

(2) Represents the dollar value of restricted stock awards, based on the closing market price of Cullen/Frost stock on grant date. The total number of restricted shares held and their aggregate market value at December 31, 1994 were: Mr. Frost, 2,855 shares valued at $88,163; Mr. McClane 1,932 shares valued at $59,660; Mr. Evans, 1,582 shares valued at $48,852; Mr. Muir, 687 shares valued at $21,215; and Mr. Green, 777 shares valued at $23,993. Aggregate market value is based on a fair market value of $30.88 at December 30, 1994. Dividends are paid on the restricted shares at the same time and at the same rate as dividends paid to shareholders of unrestricted shares. Stock awarded in 1993 vests over a four-year period, at 25 percent per year.

(3) 1992 awards adjusted to reflect 10% stock dividend in 1993.

(4) Represents total and/or imputed income from certain insurance premiums paid by Cullen/Frost and the Company's contribution to the 1991 Thrift Plan. 1994 and 1993 amounts for insurance premiums and/or imputed income were $68,510 and $42,195 respectively. The Company's contribution to the 1991 Thrift Plan was $76,187 in 1994 and $82,404 in 1993.

     Cullen/Frost has employee stock option plans under which options to purchase Common Stock are granted to executive officers and other key employees. The table below shows grants during the past year of stock options under the Cullen/Frost Bankers, Inc. 1992 Stock Plan to the named executive officers:

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                     % OF TOTAL                                POTENTIAL REALIZABLE VALUE
                       NUMBER OF    OPTIONS/SARS                               AS ASSUMED ANNUAL RATES OF
                       SECURITIES    GRANTED TO                                 STOCK PRICE APPRECIATION
                       UNDERLYING    EMPLOYEES                                       FOR OPTION TERM
                      OPTIONS/SARS   IN FISCAL     EXERCISE    EXPIRATION   ---------------------------------
        NAME            GRANTED       YEAR(1)       PRICE         DATE      0%         5%            10%
- - - --------------------- ------------  ------------   --------    ----------   ---   ------------   ------------
T. C. Frost..........    27,500         17.1%       $36.25(3)  10/14/2004   $ 0   $    626,929   $  1,588,762

Robert S. McClane....    15,000          9.3%       $36.25     10/14/2004   $ 0   $    341,961   $    866,597

Richard W. Evans,
  Jr. ...............    15,000          9.3%       $36.25     10/14/2004   $ 0   $    341,961   $    866,597

J. Gordon Muir,
  Jr.................         0          0.0%       $--            --       $ 0   $          0   $          0

Phillip D. Green.....     6,000          3.7%       $36.25     10/14/2004   $ 0   $    136,785   $    346,639

All shareholders(2)....     N/A          N/A        $36.25            N/A   $ 0   $253,577,230   $642,614,487

- - - ---------------
(1) Based on 160,500 options granted to all employees in 1994.

(2) Shows potential realizable value at assumed annual rates for all shareholders based on 11,123,062 shares outstanding as of December 31, 1994.

(3) Gains on "All Shareholders" assume a base price of $36.25, the market price of the options issued to the named officers.

- - - --------------------------------------------------------------------------------

- - - --------------------------------------------------------------------------------

     Shown below is information on stock options exercised during 1994 by each of the named executive officers and the market value at fiscal year-end for remaining options:

            AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                  TOTAL NUMBER OF SECURITIES   TOTAL VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS/SARS
                                SHARES                 OPTIONS/SARS AT            HELD AT FISCAL YEAR-
                                ACQUIRED            FISCAL YEAR-END(#)(1)              END($)(2)
                                ON        VALUE   --------------------------   --------------------------
             NAME               EXERCISE REALIZED EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
- - - ------------------------------  ---      -------  -----------  -------------   -----------  -------------
T. C. Frost...................   --           --     20,862        57,639       $ 313,984     $ 297,460

Robert S. McClane.............   --           --     13,868        34,131       $ 211,318     $ 179,354

Richard W. Evans, Jr. ........   --           --     10,318        31,423       $ 146,075     $ 142,820

J. Gordon Muir, Jr. ..........   --           --      8,297         9,391       $ 145,405     $ 125,423

Phillip D. Green..............   --           --      4,383        12,115       $  66,109     $  54,039

- - - ---------------
(1) Reflects adjustment for 10% stock dividend in 1993.

(2) Total value of options based on a fair market value of Company Stock of $30.88 as of December 30, 1994.

4.  OTHER PLANS AND AGREEMENTS

  Retirement Plan and Restoration Plan

     Cullen/Frost has a non-contributory Retirement Plan and Trust for Employees of Cullen/Frost Bankers, Inc. and its Affiliates for eligible employees which is designed to comply with the requirements of the Employee Retirement Income Security Act of 1974. It also has a Restoration Plan which provides benefits in excess of the limits under Section 415 of the Internal Revenue Code and in excess of limits on eligible earnings set by the Tax Reform Act of 1986; benefits are provided in connection with both the Retirement Plan and a previous employee stock ownership plan. The entire cost of the Retirement and Restoration Plans is provided by Cullen/Frost and its subsidiaries.

     The table below shows the anticipated annual benefit, computed on a straight line basis, payable under the Retirement Plan and Restoration Plan upon the normal retirement of a vested executive officer of Cullen/Frost at age 65 after 15, 20, 25, 30, 35, 40 and 45 years of credited service at specified annual compensation levels.

                               PENSION PLAN TABLE

                                                YEARS OF SERVICE
             --------------------------------------------------------------------------------------
REMUNERATION    15           20           25           30           35           40           45
- - - ---------    --------     --------     --------     --------     --------     --------     --------
 $125,000    $ 44,897     $ 51,644     $ 55,692     $ 60,571     $ 70,666     $ 77,541     $ 84,416
  150,000      54,571       62,866       67,843       74,696       85,978       94,228      102,478
  175,000      64,245       74,088       79,994       86,821      101,291      110,916      120,541
  200,000      73,919       85,310       92,145       99,946      116,603      127,603      138,603
  225,000      83,593       96,532      104,296      113,071      131,916      144,291      156,666
  250,000      93,267      107,754      116,446      126,196      147,228      160,978      174,728
  300,000     112,615      130,198      140,748      152,446      177,853      194,353      210,853
  400,000     151,312      175,087      189,351      204,946      239,103      261,103      283,103
  450,000     170,060      197,531      213,653      231,196      269,728      294,478      319,228
  500,000     190,080      219,975      237,955      257,446      300,353      327,853      355,353

- - - --------------------------------------------------------------------------------

- - - --------------------------------------------------------------------------------

     The Retirement Plan was revised effective January 1, 1993 to provide a monthly benefit based on a percentage of an eligible employee's final average Compensation and years of service. An eligible employee's Retirement Benefit will be the greater of the employee's benefits accrued under the prior provisions of the plan up to December 31, 1992 or the benefits determined by the new formula effective January 1, 1993. Included in "Compensation" according to the Retirement Plan are Salary, Overtime, Bonuses, Commissions and Wages deferred for the Company 401(k) Plan or used to pay health care premiums and expenses under the company Pre Tax Plan (IRS section 125 Plan). Participants in the Plan are fully vested in their accrued benefits under the Plan upon attaining age 65 or after five years of service, whichever occurs first. Death benefits are provided to married participants who have completed five years of service. Normal retirement is at age 65 but early retirement is available starting at age 55. Early Retirement benefits are reduced on an actuarial basis. The benefit amounts listed in the table represent amounts payable from the plans and are not subject to any additional deduction for social security benefits or other offset amounts.

     The years of credited service under the Retirement Plan as of December 31, 1994 for each person named in the Summary Compensation Table on page 9 are: Mr.
T. C. Frost -- 45 years; Mr. McClane -- 32 years (41 years at age 65); Mr.
Evans -- 24 years (40 years at age 65); Mr. Muir -- 20 years(32 years at age
65); and Mr. Green -- 14 years (39 years at age 65). Mr. Frost activated his retirement benefit effective July 1, 1994, but still remains an active employee. Each year, his retirement benefits will be recalculated based on his earnings for that year.

     Effective January 1, 1994, the Company adopted a supplemental executive retirement plan (SERP). The plan provides for target retirement benefits, as a percentage of annual cash compensation, beginning at age 55. The target percentage is 45% of annual cash compensation at age 55, increasing to 60% at age 60 and later. Benefits under the SERP are reduced, dollar-for-dollar, by benefits received under the Retirement and Restoration Plans, described above, and any social security benefits. Current participants in the SERP are Messrs. McClane and Evans. At current salary levels, at age 60, Mr. McClane would receive $45,000 annually and Mr. Evans would receive $62,000 annually.

  Change-in-Control Agreements

     Cullen/Frost has change-in-control agreements with three of the five named executives above and other key employees. The main purposes of these agreements are (i) to help executives evaluate objectively whether a potential change-in-control is in the best interests of shareholders, (ii) to help protect against the departure of executives, thus assuring continuity of management, in the event of an actual or threatened merger or change in control, and (iii) to maintain compensation and benefits comparable to those available from competing employers. "Change-in-control" is defined as an acquisition of 20 percent or more of Cullen/Frost Common Stock by an individual, corporation, partnership, group, association or other person; certain changes in the composition of the Board of Directors by 50 percent or more; or certain changes in control which must be reported to the Securities and Exchange Commission.

     Messrs. McClane, Evans, and Green could receive 2.99 times their average annual compensation during the previous five years if their position is terminated within two years following the change-in-control either by Cullen/Frost, if the termination is for reasons other than cause, disability or retirement, or by the covered person if the covered person terminates his employment for good reason. "Good reason" is defined as a significant reduction or change in responsibility, involuntary transfer to a new location, a reduction in compensation or benefits, the failure of any successor to Cullen/Frost to assent to such change-in-control agreement, any purported termination by Cullen/Frost of the covered person without providing such person a proper written notice of termination or, in the case of the three executives, their good faith determination, within 90 days of a change-in-control, that as a result of the change-in-control they are not able to discharge their duties effectively. The agreements also provide for a continuation of certain employee benefits for qualifying executives upon a change-in-control.

- - - --------------------------------------------------------------------------------

- - - --------------------------------------------------------------------------------

     Assuming that a change-in-control of Cullen/Frost had occurred effective December 31, 1994 and that termination of employment also had occurred on that date, the maximum amounts that could be payable to the named executives are: Mr. McClane $1,317,739; Mr. Evans $1,247,285; and Mr. Green $578,751; all named executive officers as a group $3,143,775.

5.  EXECUTIVE OWNERSHIP

     The following table lists the number of shares of Cullen/Frost Common Stock beneficially owned by each of the named executive officers and by all directors, nominees and executive officers of Cullen/Frost as a group:

                                                                         SHARES OWNED(1)
                                                                    -------------------------
                                                                     AMOUNT AND
                                                                     NATURE OF
                                                                     BENEFICIAL      PERCENT
                                                                    OWNERSHIP(2)     OF CLASS
                                                                    ------------     --------
    T. C. Frost...................................................     344,566(3)      3.09%

    Robert S. McClane.............................................      46,986          .42

    Richard W. Evans, Jr. ........................................      43,509          .39

    J. Gordon Muir, Jr. ..........................................      20,855          .19

    Phillip D. Green..............................................      14,977          .13

    All directors, nominees and executive officers
      as group (23 persons).......................................     767,747(4)      6.87

- - - ---------------
(1) Beneficial ownership is as of December 31, 1994. Beneficial ownership includes shares which the individual had a right to acquire pursuant to employee stock options exercisable within sixty (60) days from December 31, 1994, as follows -- Mr. T. C. Frost 20,862, Mr. McClane 13,868, Mr. Evans 10,318, Mr. Muir 8,297, Mr. Green 4,383, and all executive officers and directors as a group 57,728.

(2) Includes the following shares allocated under the 401(k) Stock Purchase Plan for which the beneficial owners have sole voting but no investment power -- Mr. T. C. Frost 9,543, Mr. McClane 5,706, Mr. Evans 6,665, Mr. Muir 5,342, and Mr. Green 3,447.

(3) Includes 13,296 shares held in the Pat and Tom Frost Foundation Trust for which Mr. T. C. Frost disclaims beneficial ownership.

(4) Includes 30,703 shares for which directors, nominees and named executive officers have sole voting but no investment power, 126,437 shares with shared voting and shared investment power with others, and 6,437 shares owned by an advisory director, and 500 shares of beneficial ownership as of February 7, 1995.

- - - --------------------------------------------------------------------------------

- - - --------------------------------------------------------------------------------

                               PERFORMANCE GRAPH

     Below is a performance graph comparing the cumulative total shareholder return on Cullen/Frost Common Stock with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the Standard & Poor's Major Regional Banks Index.

                                                                   S&P Major
      Measurement Period         Cullen/Frost                    Regional Bank
    (Fiscal Year Covered)        Bankers, Inc.      S&P 500          Index
1989                                       100             100             100
1990                                        58              97              71
1991                                       138             126             128
1992                                       282             136             163
1993                                       354             150             172
1994                                       316             152             163

          ASSUMES $100 INVESTED ON 12/31/89. DIVIDENDS ARE REINVESTED.

- - - --------------------------------------------------------------------------------

- - - --------------------------------------------------------------------------------

                             PRINCIPAL SHAREHOLDERS

     At December 31, 1994, the only shareholders known by the management of Cullen/Frost to own beneficially more than five percent of the outstanding shares of Cullen/Frost Common Stock were:

                                                                  AMOUNT, NATURE
                                                                  OF BENEFICIAL         PERCENT
               NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNERSHIP           OF CLASS
    -----------------------------------------------------------   --------------        --------
    Cullen/Frost Bankers, Inc.
    P. O. Box 1600
    San Antonio, Texas 78296...................................      1,128,112(1)       10.14%

    GeoCapital Corporation
    655 Madison Avenue
    New York, New York 10021...................................        711,980(2)        6.40%
    Luther King Capital Management

    301 Commerce, Suite 1600
    Fort Worth, Texas 76102....................................        614,750(3)        5.53%

- - - ---------------
(1) On December 31, 1994, Cullen/Frost owned no securities of Cullen/Frost for its own account. However, Frost National Bank and United States National Bank held of record in various fiduciary capacities an aggregate of 1,128,112 shares. Frost National Bank and United States National Bank had sole voting power for 75,761 shares and 70,153 shares, respectively, and shared voting power for 101,490 shares and 1,272 shares, respectively. Frost National Bank and United States National Bank had sole investment power for 57,889 shares and 67,842 shares, respectively, and shared investment power for 22,062 shares and 3,803 shares, respectively. Frost National Bank and United States National Bank had both sole voting with investment power for 62,699 shares and 67,622 shares, respectively. All of the shares are held by Cullen/Frost subsidiary banks, each of which has reported that the securities, registered in its name as fiduciary or in the names of various of its nominees, are owned by many separate accounts, each of which is governed by a separate instrument which sets forth the powers of the fiduciary with regard to the securities held.

(2) On December 31, 1994, GeoCapital Corporation held of record an aggregate of 711,980 shares of Cullen/Frost Common Stock with no voting power for any shares and sole investment power for all the shares. GeoCapital has reported that all the securities are held on behalf of its clients who are the actual owners of the shares. (GeoCapital also has reported that, by virtue of their ownership interest in GeoCapital, Messrs. Irwin Lieber and Barry Fingerhut, Officers of GeoCapital, may be deemed to be indirect beneficial owners of the shares which GeoCapital is deemed to own beneficially.)

(3) On December 31, 1994, Luther King Capital Management held of record an aggregate of 614,750 shares of Cullen/Frost Common Stock with sole voting power and sole investment power for all the shares.

     On February 9, 1995, a Schedule 13G was filed by the Trustees of the General Electric Pension Trust (GEPT), General Electric Investment Corporation
(GEIC) and GE Investment Management Incorporated (GEIM). According to the
Schedule 13G, none of these entities beneficially owns more than five percent of the outstanding shares of Cullen/Frost Common Stock, but taken together, these entities could be deemed to own as of December 31, 1994 an aggregate 563,941 shares of Cullen/Frost Common Stock, or 5.07% of the outstanding shares of the Common Stock. GEPT, GEIC and GEIM have each reported that it disclaims beneficial ownership of Common Stock owned of record by filing persons other than itself. GEPT, GEIC and GEIM disclaim that they are members of a group for purposes of Rule 13d-1 under the Securities Exchange Act of 1934. GEPT is a pension fund subject to the provisions of the Employee Retirement Security Act of 1974. Each of GEIC and GEIM is an investment adviser registered under the Investment Advisers Act of 1940.

- - - --------------------------------------------------------------------------------

- - - --------------------------------------------------------------------------------

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Since January 1, 1994, some of the executive officers and directors of Cullen/Frost, and some of their associates, are and have been customers of one or more of the Cullen/Frost subsidiary banks and have had transactions with these banks in the ordinary course of business. Transactions involving Messrs. Roy Cullen and Vaughan are described on page 9, "Compensation and Benefits Committee Interlocks and Insider Participation in Compensation Decisions." Other transactions have included, in addition to borrowings from the subsidiary banks, the following:

          1. The principal offices of Frost National Bank's Cullen Center branch are leased on a long-term basis from Cullen Center, Inc., and its motor bank and convenience center are leased on a long-term basis from Dresser-Cullen Venture, a Texas joint venture. During 1994, lease payments of $1,485,379 and $185,421 were made to Cullen Center, Inc. and Dresser-Cullen Venture, respectively. Cullen Center, Inc. is a 50 percent participant in Dresser-Cullen Venture. Mr. Arnold and Mr. Harry Cullen, Cullen/Frost directors, own capital stock, approximately 4 and 13 percent respectively, and are directors of Cullen Center, Inc.

          2. Frost Bank leases its principal office building, known as Frost Bank Tower, from Tower Investors, Ltd., the general partner of which is controlled by Mr. Steve Lee. Also, Frost Bank leases office space in a related parking garage from LSK Partners, Ltd., which is wholly-owned and controlled by Mr. Steve Lee and his associates. During 1994, lease payments of $3,919,532 including subleased space, and $448,172 were made to Tower Investors, Ltd. and LSK Partners, Ltd. respectively. Mr. Steve Lee is the son of Mr. Quincy Lee, a Cullen/Frost director, who has no financial interest in the transactions.

          3. Frost Bank's North Frost Center leases its banking premises from Joint Venture Realty, a joint venture of which Mr. Osborn, a Cullen/Frost director, and members of his family are co-venturers. The lease is for a 15-year term and the bank has options to extend the lease for up to three additional five-year periods and options to lease additional space. During 1994, lease payments of $507,158 were made to Joint Venture Realty.

          4. Cullen/Frost and some of its subsidiaries have policies of insurance written through Catto & Catto, an insurance agency of which Mr. Catto and Mr. Hayne, Cullen/Frost directors, are partners. Fees paid by Cullen/Frost and its subsidiaries aggregated less than five percent of the total gross revenues of Catto & Catto for its fiscal year ended December 31, 1994.

          5. During 1994, United States National Bank paid to Kempner Capital Management, Inc., an aggregate of $896,401 for investment advisory service. Mr. Kempner, Jr., a Cullen/Frost director, is President of Kempner Capital Management, Inc. and Chairman Emeritus and Advisor to the Board of United States National Bank.

     All of the foregoing transactions were on substantially the same terms, including interest rates and collateral to the extent applicable, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features. Additional transactions in the future may be expected to take place with the subsidiary banks in the ordinary course of business.

     Also, a loan originally established in the ordinary course of business with a subsidiary bank and related to a director has subsequently been reclassified as other assets. This transaction is described on page 9, "Compensation and Benefits Committee Interlocks and Insider Participation in Compensation Decisions."

     In the opinion of management all of the above described transactions were effected on terms comparable to those available to unaffiliated parties.

- - - --------------------------------------------------------------------------------

- - - --------------------------------------------------------------------------------

                             SELECTION OF AUDITORS
                             (ITEM 2 ON PROXY CARD)

     The Board of Directors desires to obtain from the shareholders an indication of their approval of the selection of Ernst & Young LLP, certified public accountants, as independent auditors of Cullen/Frost. Accordingly, upon the affirmative vote of a majority of the shares of Cullen/Frost Common Stock present and voted at the meeting, the Board of Directors will adopt a resolution naming Ernst & Young LLP as independent auditors of Cullen/Frost for the fiscal year which commenced January 1, 1995. Ernst & Young LLP has audited the financial statements of Cullen/Frost since 1969.

     In the opinion of Cullen/Frost management, the presence of Ernst & Young LLP at the meeting is not necessary to present properly the results of operations of Cullen/Frost. However, if any shareholder desires to submit a question to the independent auditors, management will ensure that the question is transmitted to them and that an appropriate response is made directly to the shareholder.

                             SHAREHOLDER PROPOSALS

     With respect to the 1996 Annual Meeting of Shareholders, any shareholder's proposal for inclusion in the Proxy Statement for that meeting must be received by Cullen/Frost at its principal offices not later than January 31, 1996.

                                 OTHER MATTERS

     Management of Cullen/Frost knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, unless otherwise instructed, it is intended that the persons named in the proxy will vote shares according to their best judgment.

                                          By Order of the Board of Directors

                                          /s/ DIANE JACK
                                          -----------------------------------
                                          DIANE JACK
                                          Corporate Secretary

Dated: April 3, 1995

- - - --------------------------------------------------------------------------------

/ /

(1) ELECTION OF DIRECTORS

    FOR all nominees       WHIHHOLD AUTHORITY to vote
    listed below    / /   for any nominees listed below  / /   *EXCEPTIONS  / /

    I. Arnold, Jr., R. S. Caldwell, R. R. Cardenas, H. E. Catto, H. H. Cullen,
    R. H. Cullen, R. W. Evans, Jr., W. N. Finnegan III, J. H. Frost, T. C. Frost, J. W. Gorman, Jr., J. L. Hayne, H. L. Kempner, Jr., Richard M. Kleberg III, Q. Lee, R. S. McClane, J. G. Muir, Jr., W. B. Osborn, Jr.,
    R. G. Pope, H. J. Richter, C. Vaughan, Jr.
    INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE
    MARK THE "EXCEPTIONS" BOX, AND WRITE THE NOMINEE'S NAME IN THE SPACE BELOW. *Exceptions _______________________________________________________________

(2) The approval of the selection of Ernst & Young as independent auditors of Cullen/Frost for the fiscal year that commenced January 1, 1995.

    FOR  / /          AGAINST  / /          ABSTAIN  / /

(3) Upon such other business as may properly come before the Annual Meeting.

    FOR  / /          AGAINST  / /          ABSTAIN  / /

                                                  Address Change
                                                  and/or Comments Mark Here / /

                                           Signature should correspond with
                                           the printed name appearing hereon.
                                           When signing in a fiduciary or
                                           representative capacity, give full
                                           title as such, or when more than
                                           one owner, each should sign.

                                           Dated: _______________________, 1995

                                           ____________________________________
                                               (Signature of Shareholder)

                                           ____________________________________
                                               (Signature of Shareholder)
                                           Vote must be indicated
                                           (x) In Black or Blue Ink. / /

         PLEASE BE CERTAIN THAT YOU HAVE DATED AND SIGNED THIS PROXY.
                 RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.


   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING
                        OF CULLEN/FROST BANKERS, INC.


    The undersigned hereby revoking all proxies previously granted, appoints ROY
H. CULLEN, T.C. FROST and ROBERT S. McCLANE, and each of them, with power of substitution, as proxy of the undersigned, to attend the Annual Meeting of Shareholders of Cullen/Frost Bankers, Inc. on May 16, 1995, and any adjournments thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as designated on the reverse.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

           (Continued and to be dated and signed on the reverse.)

                                                   CULLEN/FROST BANKERS, INC.
                                                   P.O. BOX 11100
                                                   NEW YORK, N.Y. 10203-0100